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                           SUBSIDIARIES OF THE COMPANY


1.   Right Associates Government Services, Inc., a Virginia corporation

2.   Conviction Right France, SA, a French corporation

3.   Right Human Resources, Inc., a Canadian corporation

4.   Right Associates License, Inc., a Delaware corporation

5.   Right License Holding, Inc., a Delaware corporation

6.   Right D&A Pty. Ltd. (51% ownership), an Australian corporation

7. Teams International, LLC (51% ownership), an Arizona limited liability corporation

8.   Right Associates, Ltd., a U.K. corporation

9.   Right Associates (Belgium), Inc., a Delaware corporation

10.  Right Associates (France), Inc., a Delaware corporation

11.  Right Associates & Co., SNC, a Belgium corporation

12.  R.M.C. & Co., SNC, a Belgium corporation